Exhibit 5.5

July 1, 2025

Nomura Holdings, Inc.,

13-1, Nihonbashi 1-chome,

Chuo-ku, Tokyo 103-8645,

Japan.

Ladies and Gentlemen:

We are acting as United States counsel to Nomura Holdings, Inc., a Japanese corporation (the “Company”), in connection with the issuance and delivery of the $750,000,000 4.904% Senior Fixed Rate Notes due 2030 and $500,000,000 5.491% Senior Fixed Rate Notes due 2035 (the “Securities”). The Company filed with the Securities and Exchange Commission, on December 19, 2024, a registration statement on Form F-3 (File No. 333-283915) (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) relating to the proposed offer and sale of an indeterminate aggregate initial offering price of the Company’s senior debt securities, including the Securities. The Securities are being issued under the indenture, dated January 16, 2020 (the “Indenture”), between the Company and Citibank, N.A., as trustee (the “Trustee”).

In rendering this opinion, we have examined the following documents:

1.	The Indenture.

2.

The letter agreement, dated July 1, 2025 (the “Appointment Letter”), between the Trustee and Citibank, N.A., London Branch (the “Authenticating Agent”), pursuant to which the Authenticating Agent was appointed as authenticating agent in respect of the Securities under the Indenture.

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3.	Certificates of officers of the Company with respect to the authorization of the Securities, the determination of the terms of the Securities and related matters.

4.	Copies of the executed global certificates representing the Securities dated July 1, 2025 (the “Global Notes”).

We also have examined such questions of law as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Japanese law, we note that you have received an opinion, dated July 1, 2025, of Anderson Mori & Tomotsune.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed, without independent verification, that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Indenture has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company under the laws of Japan, that the Appointment Letter has been duly authorized, executed and delivered by each of the Trustee and the Authenticating Agent, that the Authenticating Agent’s certificate of authentication of the Global Notes has been manually signed by one of the Authenticating Agent’s authorized officers, that the Securities have been duly authorized, executed and issued under the laws of Japan and have been delivered against payment as contemplated in the Registration Statement, that the Securities constitute valid and legally binding obligations of the Company under the laws of Japan and that the signatures on all documents examined by us are genuine.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the prospectus included in the Registration Statement and in the Prospectus Supplement dated June 24, 2025 pertaining to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP